                                                                   Exhibit 10.7


                              SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT (the "Agreement") is entered into this 28th day of February, 1999, by and between LODGIAN, INC. and the LODGIAN, INC. 401K PLAN (collectively, the "Company") and WARREN M. KNIGHT ("Knight").

         WHEREAS, Knight is employed by the Company and serves as Vice President of Finance and Chief Financial Officer of the Company and Trustee of the Company's 401K Plan; and

         WHEREAS, Knight and the Company desire to terminate Knight's employment by the Company and to set forth their agreement with respect to such termination and certain other matters.

         NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, the parties agree as follows:

         1.       TERMINATION OF EMPLOYMENT.

         Effective as of March 5, 1999 (the "Severance Date"), the employment of Knight by the Company will terminate and Knight shall not have any further rights, whether to employment, compensation or benefits except as provided in this Agreement.

         2.       COMPENSATION.

                  (a) NORMAL COMPENSATION. The Company will continue to pay Knight his salary at an annual rate of $215,000 until the Severance Date.

                  (b) BONUS FOR 1998. In compensation for services rendered during 1998, the Company will pay Knight a $60,000 bonus, one half of which will be paid upon execution of this Agreement, and the remainder will be paid upon the earlier of May 1, 1999 or the date on which other employees of the Company receive their 1998 bonuses.

                  (c) SEVERANCE PAY. The Company shall pay to Knight an aggregate severance pay equal to $350,000 payable in two equal installments, one upon execution of this Agreement, the other on or before May 1, 1999 ("Severance Pay"); provided, however, that the second installment of Knight's Severance Pay will be paid only upon Knight's reasonable compliance with Section 4(a) of this Agreement to the reasonable satisfaction of the undersigned.

                  (d) EARNED BUT NOT USED VACATION DAYS. The Company shall pay Knight for any earned but not used vacation days, up to a maximum payment of $32,250. This payment will be based on a daily rate of pay computed on an annual compensation rate of $215,000 and will be paid upon execution of this Agreement.



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                  (e)      HEALTH INSURANCE BENEFITS. For a period of one year
         after the Severance Date, Knight shall be entitled to continue to participate, at the Company's expense, in the Company's health insurance program. Such benefit will be in full satisfaction of any rights which Knight may have to health insurance continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for this initial one year period. Benefits otherwise receivable by Knight pursuant to this Subparagraph (e) shall be reduced to the extent comparable benefits are actually received by Knight from a subsequent employer during the period during which the Company is required to provide such benefits, and Knight shall report any such benefits actually received by him to the Company.

                  (f) OTHER BENEFITS. Provided that there are no adverse tax consequences, the Company shall continue coverage for Knight, on the same terms and conditions as would be applicable if Knight were an active employee, under the Company's life insurance, group disability benefits and similar welfare benefit plans for a period of one year. Benefits otherwise receivable by Knight pursuant to this Subparagraph
         (f) shall be reduced to the extent comparable benefits are actually received by Knight from a subsequent employer during the period during which the Company is required to provide such benefits, and Knight shall report any such benefits actually received by him to the Company. In the event that adverse tax consequences would result from the continuation of benefits under this Subparagraph (f), the Company may pay to Knight an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage; provided, however, that such amount shall be reduced to the extent comparable benefits are actually received by Knight from a subsequent employer during the period during which the Company is required to provide such benefits, and Knight shall report any such benefits actually received by him to the Company, and provided further that such payments provided for in this Subparagraph (f) shall be made not later than the 30th day following the Severance Date. At the time that payments are made under this Subparagraph (f), the Company shall provide Knight with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations.

                  3.       STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

                  Knight acknowledges that he holds currently exercisable stock options to purchase 173,500 shares of the Company's Common Stock which were granted to him pursuant to the Company's Stock Option Plan and 12,500 stock appreciation rights. To the extent any stock options or stock appreciation rights are not currently vested, they will vest upon the Severance Date (therefore all of Knight's stock options and stock appreciation rights will be fully vested on the Severance Date) and be exercisable through the expiration date of the exercise period, notwithstanding the termination of Knight's employment, in accordance with this Severance Agreement. A schedule of such options and stock appreciation rights are included on Schedule A.



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                  4.       COVENANTS.

                  (a) COOPERATION WITH THE COMPANY. In consideration for Knight's agreement to fully cooperate with respect to any reasonable request from the Company on an ongoing basis, the Company shall provide to Knight the rights and benefits set forth in this Agreement. Such cooperation shall include assisting the Company in the preparation of its 1998 annual report on Form 10-K and its 1999 proxy statement as reasonably requested by the Company.

                  (b) CONFIDENTIALITY. Knight agrees not to directly or indirectly disclose to any person or entity, or cause or authorize, directly or indirectly, any person or entity, to use any proprietary or confidential business information of the Company, except as required by law. This paragraph shall not apply, however, to any information that is already in the public domain or becomes available to the public through any act or failure to take action by Knight.

                  (c) NON-DISPARAGEMENT AND FUTURE CONDUCT. Knight agrees that he will not knowingly engage in any activity which is inimical, contrary or harmful to the interests of the Company and shall not make any statements about or relating to the Company, its officers, directors, shareholders, agents, independent contractors, or counsel which are disparaging or likely to cause embarrassment except as may be required by lawful process.

                  5.       GENERAL RELEASES.

                  (a) Knight hereby releases, discharges and acquits the Company and its subsidiaries, affiliates, representatives, agents, employees, officers, directors, shareholders, counsel, assigns and successors (collectively referred to as "Releasees"), of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which Knight has against the Releasees relating to or arising out of Knight's employment by the Company, including, but not limited to, wrongful discharge, breach of contract, tort, the Civil Rights Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided, however, that nothing contained herein shall release the Company from its obligation to Knight pursuant to this Agreement, including any right he may have to corporate indemnification.

                  (b) The Company hereby releases, discharges, and acquits Knight of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which the Company has or which the Company or any successor or assign of the Company may have against Knight relating to, arising out of or concerning Knight's negligent conduct, if any, in connection with or concerning his employment with the Company; provided, however, that nothing herein shall release, discharge or acquit Knight from any such claims, demands, sums of money, actions, rights, causes of action, obligations or liabilities relating to, arising out of or



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         concerning Knight's conduct which rises to a level more culpable than negligence, including, but not limited to, intentional misconduct or gross negligence. There are no instances where the Company is aware of such matters.

                  6. INDEMNITY OBLIGATION. The indemnity obligation of the Company to Knight, as an officer of the Company and Trustee of the Company's 401K Plan, shall continue in accordance with the terms and conditions of Article IX of the Company's Articles of Incorporation and Article VII of the Company's Bylaws with respect to actions taken or allegedly taken including, but not limited to, alleged acts, whether intentional or negligent, and whether active, passive or vicarious in nature, on or prior to the Severance Date notwithstanding the termination of Knight's employment to the extent permitted by law and the Company will take no action to diminish or reduce Knight's right to indemnification thereunder.

                  7. ADVICE OF COUNSEL. Knight represents and warrants that he has independently consulted with legal counsel and financial or other advisors of his choice with respect to this Agreement, that he has entered into this Agreement of his own free will, that he and such counsel have reviewed this Agreement, and that Knight has been informed by such counsel that the terms and provisions of this Agreement and the restrictive covenants contained herein are reasonable, enforceable and proper in duration, scope and effect.

                  8.       MISCELLANEOUS.

                  (a) Each party will bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement; provided, however, that the Company will reimburse Knight for the attorney's fees actually and reasonably incurred by him in connection therewith up to a maximum of $5,000.

                  (b) This Agreement contains the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior communications, commitments and understandings, and this Severance Agreement may not be amended or modified except in a writing signed by both parties hereto.

                  (c) This Agreement shall be governed by the laws of the State of Florida without regard to the conflicts of laws principles thereunder.

                  (d) This Agreement may be executed in counterparts, each of which shall be considered an original but which shall constitute one and the same agreement.

                  (e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, beneficiaries, estates, executors, personal representatives and legatees.

                  (f) Any notice herein required or permitted to be given to be effective shall be given in writing and may be personally delivered (including delivery by private courier services) or by telex, facsimile or telecopy, charges prepaid, to the party



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         entitled thereto addressed as set forth below (or to such other address as may be specified by a party in accordance with this subsection), and shall be deemed to be duly given or made when delivered by hand, unless such day is not a business day in which case such delivery shall be deemed to be made or given as of the next succeeding business day or, in the case of telex, facsimile or telecopy, when sent, so long as it was received during normal business hours on a business day and otherwise such delivery shall be deemed to be made or given as of the next succeeding business day:

                  To:      Warren M. Knight
                           2118 Pinehurst Way
                           Coral Springs, FL 33171

                  with a copy to:

                           Duke Mullin & Galloway, P.A.
                           1700 East Las Olas Blvd. PH-1
                           Fort Lauderdale, FL 33301
                           Attention: Davis W. Duke, Jr.

                  To:      Lodgian, Inc.
                           3445 Peachtree Road, Suite 700
                           Atlanta, GA  30326
                           Attention: President

                  with a copy to:

                           Cadwalader, Wickersham & Taft
                           100 Maiden Lane
                           New York, NY 10038
                           Attention: Dennis J. Block, Esq.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written,

                                 LODGIAN, INC.


                                 /s/ Joseph C. Calabro
                                 ---------------------------------------------
                                 Joseph C. Calabro,                   Chairman

                                 /s/ Warren M. Knight
                                 ---------------------------------------------
                                 WARREN M. KNIGHT



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                                   SCHEDULE A

                                Warren M. Knight


           Lodgian, Inc. Stock Options and Stock Appreciation Rights


                              OPTIONS
                            GRANTED TO
                            PURCHASE THE                                          EXERCISE PERIOD
    DATE                     FOLLOWING                                         ---------------------
     OF                      NUMBER OF     EXERCISE   EXERCISE  UNEXERCISED    COMMENCE-  EXPIRATION
   GRANT                      SHARES         PRICE    OPTIONS     OPTIONS      MENT DATE     DATE
   -----                    ------------   --------   --------  -----------    ---------  ----------

Stock Options

8/5/92                         62,500       $4.00         0        62,500      8/5/93       8/5/02

5/14/93                        30,000        4.00         0        30,000      4/30/94      5/14/03

5/26/95                         5,000        6.125        0         5,000      5/26/96      5/26/05

1/12/96                        13,500        6.125        0        13,500      1/12/97      1/12/06

8/27/97                        62,500        6.125        0        62,500      8/27/97      8/27/07

Stock Appreciation Rights

8/27/97                        12,500        6.125        0        12,500      8/27/97      8/27/07